RULE NO. 424(B)(3)
                                                      REGISTRATION NO. 333-89355

PROSPECTUS SUPPLEMENT No. 2
----------------------------
(To Prospectus dated November 22, 1999)


                                [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                             Biotech HOLDRsSM Trust

This prospectus supplement amends and supplements certain information contained in the accompanying prospectus dated November 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by Biotech HOLDRsSM Trust.

The share amounts specified in the table on page 9 of the accompanying prospectus shall be replaced with the following:


                                                                                                     Primary
                                                                                                     Trading
                   Name of Company                            Ticker           Share Amounts          Market
                   ---------------                            ------           -------------         -------
                      Amgen Inc.                               AMGN                  46               NASDAQ
                   Genentech, Inc.                              DNA                  22                NYSE
                     Biogen, Inc.                              BGEN                  13               NASDAQ
                Immunex Corporation(1)                         IMNX                  14               NASDAQ
             PE Corp-PE Biosystems Group                        PEB                 18*                NYSE
                  MedImmune, Inc.(2)                           MEDI                  5                NASDAQ
                  Chiron Corporation                           CHIR                  16               NASDAQ
                 Genzyme Corporation                           GENZ                  7                NASDAQ
                Gilead Sciences, Inc.                          GILD                  4                NASDAQ
                    Sepracor Inc.                              SEPR                  6*               NASDAQ
           IDEC Pharmaceuticals Corporation                    IDPH                  4*               NASDAQ
             QLT Photo Therapeutics Inc.                       QLTI                  5                NASDAQ
         Millennium Pharmaceuticals, Inc. (3)                  MLNM                  3                NASDAQ
                 BioChem Pharma Inc.                           BCHE                  9                NASDAQ
                   Affymetrix, Inc.                            AFFX                  2                NASDAQ
             Human Genome Sciences, Inc.                       HGSI                  4*               NASDAQ
                   ICOS Corporation                            ICOS                  4                NASDAQ
                     Enzon, Inc.                               ENZN                  3                NASDAQ
                   Celera Genomics                              CRA                  4*                NYSE
                    Alkermes, Inc.                             ALKS                  2                NASDAQ


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*  Reflects adjustment for previous stock split.

(1) Immunex Corporation has declared a three-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record as of March 6, 2000. The shares of common stock will begin trading on a split-adjusted basis on March 21, 2000. At such date, the share amount of Immunex Corporation represented by a round-lot of 100 Biotech HOLDRs will be 42.

(2) MedImmune, Inc. has declared a three-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record as of May 18, 2000. The shares of common stock will begin trading on a split-adjusted basis on June 5, 2000. At such date, the share amount of MedImmune, Inc. represented by a round-lot of 100 Biotech HOLDRs will be 15.

(3) Millennium Pharmaceuticals, Inc. declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on March 28, 2000. The shares of common stock will begin trading on a split-adjusted basis on April 19, 2000. At such date, the share amount of Millenium Pharmaceuticals, Inc. represented by a round-lot of 100 Biotech HOLDRs will be 6.

The stock prices in the tables set forth in Annex A of the accompanying prospectus have not been and will not be, adjusted to account for any stock splits.

            The date of this prospectus supplement is March 2, 2000.